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                                                               EXHIBIT NO. 99


FOR IMMEDIATE RELEASE                     CONTACT:  Stephen J. King
                                                    Chief Financial Officer
                                                    Telephone: (901) 367-0888



                - BACK YARD BURGERS ELECTS TO DELIST SHARES FROM
                CHICAGO STOCK EXCHANGE; RETAIN NASDAQ TRADING -

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       MEMPHIS, TENNESSEE (AUGUST 15, 1997) - Back Yard Burgers, Inc. [NASDAQ
SMALL CAP: BYBI] announced today that it has filed with the Securities and Exchange Commission an application for withdrawal from listing of securities pursuant to Section 12 (d) of the Securities Exchange Act of 1934. The application proposes to withdraw the Company's common stock from its listing on the Chicago Stock Exchange, such that in the future the common stock will be traded solely on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market. The Chicago Stock Exchange has notified the Company that it will not pose any objection to the delisting application and will cease the common stock from trading on the Exchange immediately.

       The Company's stockholders overwhelmingly approved the delisting at the Company's annual meeting on May 22, 1997. Commenting on the action, Lattimore
M. Michael, Chairman and Chief Executive Officer, stated "Our listing on the Chicago Stock Exchange was certainly beneficial to our initial public offering in 1993 and for a short period of time thereafter. However, in light of the extremely low trading volume on the CSE, we believe it to be in the best interest of our Company to avoid the associated costs by taking the delisting action. We expect The Nasdaq Stock Market to continue to serve our stockholders well in the future."

       Back Yard Burgers operates and franchises quick-service restaurants in Memphis, Little Rock, Nashville and other markets across 15 states. The Company features gourmet hamburgers and chicken sandwiches, high quality condiments and name-brand beverages as well as hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.